Exhibit 10.3*

Management Services Agreement

This Management Services Agreement (this “Agreement”) is made and entered into as of March 24, 2026 (the “Effective Date”), by and between BMNR Subsidiary One, LLC, a Delaware limited liability company (“BMNR”), and Ethereum Tower LLC, a Delaware limited liability company (the “Service Provider”). Each of BMNR and the Service Provider is sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Bitmine Immersion Technologies, Inc., a Delaware corporation (“Bitmine”), is the sole member of BMNR Subsidiary One, LLC, a Delaware limited liability company;

WHEREAS, Bitmine is the beneficial owner of a number of Ethereum (“ETH”) tokens held by one or more of its subsidiaries;

WHEREAS, BMNR is the Manager and controlling member of Standard Validator LLC, a Delaware limited liability company (the “Company”), holding 98% of the Company’s total membership interests;

WHEREAS, the Service Provider is a member of the Company, holding 2.00% of the Company’s total membership interests;

WHEREAS, pursuant to Section 5.1(a) of the Limited Liability Company Operating Agreement of Standard Validator LLC, dated as of March 24, 2026 (the “Operating Agreement”), BMNR, as Manager, has full and complete power, authority, and discretion to conduct the business of the Company and may delegate any or all of its duties and responsibilities to any person, including Ethereum Tower LLC, in its sole discretion;

WHEREAS, the Company was formed as a Delaware limited liability company on November 20, 2025, to carry on any lawful business or activity, including native staking operations;

WHEREAS, the Company and the Company Subsidiaries intend to operate staking infrastructure and validator services for ETH and other proof-of-stake networks and blockchain ecosystems, and to provide such services to Bitmine and its subsidiaries, as well as certain third parties;

WHEREAS, the Parties desire to set forth the terms governing the allocation of Native Staking Rewards earned in connection with Bitmine ETH staked with the Company and Company Subsidiaries, as more particularly described in Schedule A attached hereto and incorporated herein by this reference (the “Staking Rewards Schedule”);

WHEREAS, BMNR desires to delegate strategic planning and day-to-day operational management responsibilities for the Company and its subsidiaries to the Service Provider, and the Service Provider desires to accept such delegation and perform such management services, in each case subject to the terms and conditions set forth herein; and

WHEREAS, as compensation for the management services to be provided hereunder, the Service Provider shall be entitled to the compensation set forth in Article IV of this Agreement.

* Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential. Such omitted information is indicated by brackets marked “[***]”.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I — DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.

“Bitmine ETH” means ETH tokens beneficially owned by Bitmine and held by one or more of its subsidiaries that are staked with the Company or any Company Subsidiary through Native Staking Operations.

“Company” means Standard Validator LLC, a Delaware limited liability company.

“Company Subsidiaries” means any entity in which the Company directly or indirectly owns a majority of the outstanding equity interests or otherwise controls.

“Custodian” means any third-party custodian engaged to hold, manage, and facilitate the staking of Bitmine ETH in connection with Native Staking Operations.

“Custodian Compensation” means the portion of the Total Fee retained by a Custodian in connection with the custody, management, and staking of the respective Bitmine ETH, as further described in Schedule A.

“Confidential Information” means any and all non-public, confidential, or proprietary information disclosed by or on behalf of either Party to the other Party, whether disclosed orally, in writing, or by any other means, including business plans, financial data, technical data, trade secrets, know-how, customer lists, operational information, and any other information that a reasonable person would consider confidential or proprietary.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Distributable Cash” has the meaning set forth in Section 1.1(c) of the Operating Agreement.

“Governmental Authority” means any federal, state, local, municipal, foreign, or other government, any governmental, regulatory, or administrative authority, agency, or commission, or any court, tribunal, or judicial or arbitral body.

“Infrastructure and Compute Costs” means the direct infrastructure, hardware, software, and compute expenses incurred by the Company or any Company Subsidiary in connection with the operation of validator nodes and the staking of Bitmine ETH on proof-of-stake blockchain networks.

“Manager” means BMNR Subsidiary One, LLC, in its capacity as the Manager of the Company under the Operating Agreement.

“Native Staking Operations” means the business of validating blockchain transactions, staking digital assets, and operating validator nodes on proof-of-stake blockchain networks, together with any ancillary activities directly related thereto.

“Native Staking Rewards” means the staking rewards actually received with respect to Bitmine ETH staked with the Company or any Company Subsidiary through Native Staking Operations.

“Net Revenue” means, for any applicable period, all gross revenues derived from Native Staking Operations by the Company and Company Subsidiaries, less (i) direct operating expenses, (ii) infrastructure and technology costs, (iii) network fees and transaction costs, and (iv) reasonable reserves for anticipated expenses, in each case as determined in accordance with generally accepted accounting principles, consistently applied.

“Net Revenue Fee” has the meaning set forth in Schedule A, and for purposes of this Agreement, constitutes the Revenue Participation Fee payable to the Service Provider with respect to Native Staking Operations involving Bitmine ETH.

“Operating Agreement” means the Limited Liability Company Operating Agreement of Standard Validator LLC, dated as of March 24, 2026, as the same may be amended from time to time.

“Person” means an individual, corporation, partnership, limited liability company, trust, association, joint venture, Governmental Authority, or any other entity.

“Third-Party Staking Operations” means Native Staking Operations conducted by the Company or any Company Subsidiary on behalf of third parties other than Bitmine and its subsidiaries.

“Total Fee” means the aggregate fee equal to [***] percent ([***]%) of Native Staking Rewards charged in connection with the staking of Bitmine ETH, as further described in Schedule A.

“Unit” means a measure of ownership interest in the Company.

ARTICLE II — ENGAGEMENT AND DELEGATION

Section 2.1 Engagement. BMNR hereby engages the Service Provider, and the Service Provider hereby accepts such engagement, to provide the Management Services (as defined below) to the Company and the Company Subsidiaries, subject to the terms and conditions of this Agreement. This engagement is made pursuant to BMNR’s authority under Section 5.1(a) of the Operating Agreement to delegate its duties and responsibilities as Manager.

Section 2.2 Delegation of Authority. Subject to the limitations set forth in Section 2.4 and in Schedule B to the Operating Agreement, BMNR hereby delegates to the Service Provider authority to manage the day-to-day operations of the Company and the Company Subsidiaries, including strategic planning and operational decision-making, in accordance with the terms of this Agreement.

Section 2.3 Relationship of the Parties. The Service Provider shall perform the Management Services as an independent contractor and not as an employee, agent, partner, or joint venturer of BMNR or the Company. Nothing in this Agreement shall be construed to create any employment, partnership, joint venture, or agency relationship between the Parties. The Service Provider shall have no authority to bind BMNR to any obligation except as expressly set forth herein or as otherwise authorized in writing by BMNR.

Section 2.4 Retained Authority and Limitations. Notwithstanding any delegation of authority hereunder, BMNR shall retain all rights, powers, and authority as Manager under the Operating Agreement. The Service Provider shall not have authority to take any action that requires approval of the Members under Schedule B to the Operating Agreement, including without limitation: (a) amending the Operating Agreement; (b) merging or consolidating the Company, or selling all or substantially all of the Company’s assets; (c) initiating a bankruptcy or similar proceeding for, by, or on behalf of the Company; (d) converting the Company; or (e) dissolving, liquidating, or winding up the affairs of the Company.

ARTICLE III — MANAGEMENT SERVICES

Section 3.1 Scope of Services. The Service Provider shall provide the following management services (collectively, the “Management Services”) to the Company and the Company Subsidiaries:

(a) Strategic Planning. Developing, implementing, and overseeing strategic plans, business objectives, and growth initiatives for the Company and Company Subsidiaries.

(b) Operational Management. Managing and supervising the day-to-day operations of the Company and Company Subsidiaries, including overseeing Native Staking Operations, validator infrastructure, and technology systems.

(c) Financial Oversight. Assisting with budgeting, financial planning, cash management, and monitoring of financial performance, in coordination with the Treasurer and other Officers of the Company.

(d) Personnel Management. Overseeing personnel matters, including hiring, training, supervising, and terminating employees and contractors engaged in the operations of the Company and Company Subsidiaries, subject to any policies established by BMNR.

(e) Vendor and Supplier Relationships. Negotiating and managing relationships with vendors, suppliers, service providers, and other third parties on behalf of the Company and Company Subsidiaries.

(f) Regulatory Compliance. Monitoring and ensuring compliance with applicable laws, regulations, and industry standards relating to the operations of the Company and Company Subsidiaries.

(g) Reporting. Providing regular reports to BMNR regarding the operations, financial performance, and strategic initiatives of the Company and Company Subsidiaries, as reasonably requested by BMNR.

(h) Other Services. Performing such other management and administrative services as may be reasonably requested by BMNR from time to time and agreed upon by the Parties.

Section 3.2 Standard of Care. The Service Provider shall perform the Management Services in good faith, with reasonable care and diligence, and in a manner consistent with industry standards and practices for comparable blockchain validation and staking operations.

Section 3.3 Coordination with Officers. The Service Provider shall coordinate its activities with the Officers of the Company, including the President and Treasurer, and shall support the Officers in the discharge of their duties.

Section 3.4 Books and Records. The Service Provider shall assist in maintaining accurate books and records of the Company in accordance with Section 8.3 of the Operating Agreement and generally accepted accounting principles.

ARTICLE IV — COMPENSATION

Section 4.1 Equity Compensation. As partial consideration for the Management Services to be provided hereunder, the Service Provider is entitled to hold 2.00% of the total Units of the Company, representing 2.00% of the total membership interests of the Company. The Parties acknowledge that, as of the Effective Date, the Service Provider holds 2 Units representing such 2.00% membership interest as reflected on Schedule A to the Operating Agreement. The Service Provider’s rights to such 2.00% membership interest shall be irrevocable and shall not be subject to forfeiture, clawback, or revocation by BMNR or the Company for any reason, including the termination or expiration of this Agreement. Such membership interest shall continue in perpetuity unless earlier sold or assigned by the Service Provider in accordance with the Operating Agreement.

Section 4.2 Revenue Participation.

(a) Bitmine ETH Native Staking Operations. In addition to the equity compensation set forth in Section 4.1, the Service Provider shall have the right to receive, throughout the Initial Term (and any Renewal Term, if applicable), the Net Revenue Fee with respect to Native Staking Operations involving Bitmine ETH (the “Revenue Participation Fee”), calculated and payable in accordance with the allocation framework set forth in Schedule A. The Revenue Participation Fee shall represent the Service Provider’s sole revenue-based compensation with respect to Native Staking Operations conducted by the Company and Company Subsidiaries on behalf of Bitmine and its subsidiaries. The Revenue Participation Fee shall be calculated and paid on a monthly basis, within thirty (30) days following the end of each calendar month, consistent with the monthly billing cycle set forth in Schedule A. The Service Provider’s right to receive the Revenue Participation Fee during the Term is subject to the early termination provisions set forth in Section 5.6.

(b) Third-Party Staking Operations. For the avoidance of doubt, the Service Provider shall have no right, title, or entitlement to any revenues, fees, or proceeds generated by the Company or any Company Subsidiary in connection with Third-Party Staking Operations. All revenues derived from Third-Party Staking Operations shall, after deduction of applicable direct expenses, be retained in full by Bitmine through the Company and Company Subsidiaries, as further described in Schedule A.

Section 4.3 Payment. All payments due to the Service Provider under this Article IV shall be made in United States dollars (or, upon mutual agreement of the Parties, in digital assets at fair market value) to an account designated in writing by the Service Provider.

Section 4.4 Expenses. Except as otherwise agreed in writing by the Parties, the Service Provider shall be responsible for payment of its own general and administrative costs and expenses incurred in connection with the performance of the Management Services. Any extraordinary or unusual expenses shall be subject to prior written approval by BMNR. Notwithstanding the foregoing, BMNR shall reimburse the Service Provider for reasonable expenses incurred in connection with provision of services performed in accordance with the terms of this Agreement. The Service Provider shall provide appropriate documentation of any reimbursable expense upon request by BMNR.

Section 4.5 Employment-Related Obligations. BMNR and/or Bitmine shall be responsible for the payment of all wages, salaries and other employment-related benefits and amounts, and the withholding and payment of any applicable employment-related taxes for any employee of Standard Validator or any of its subsidiaries, except as otherwise provided in the employment agreement for any such employees. Service Provider shall not be responsible for or deemed the employer of any employee of Standard Validator or any subsidiary thereof.

Section 4.6 Taxes. The Service Provider shall be solely responsible for all taxes, withholdings, and other governmental charges arising from the compensation received by the Service Provider under this Agreement.

ARTICLE V — TERM AND TERMINATION

Section 5.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect for a period of ten (10) years (the “Initial Term”), unless earlier terminated in accordance with the provisions of this Article V. Thereafter, this Agreement may be renewed for additional periods as mutually agreed in writing by the Parties.

Section 5.2 Termination for Cause. Either Party may terminate this Agreement immediately upon written notice to the other Party if:

(a) The other Party commits a material breach of this Agreement that is not cured within thirty (30) days after receipt of written notice specifying such breach;

(b) The other Party becomes insolvent, makes an assignment for the benefit of creditors, or becomes subject to any bankruptcy, receivership, or similar proceeding;

(c) The other Party engages in fraud, gross negligence, or willful misconduct in connection with this Agreement; or

(d) The Operating Agreement is terminated or the Company is dissolved in accordance with Article 9 of the Operating Agreement.

Section 5.3 Termination for Convenience. BMNR may terminate this Agreement at any time without cause upon one hundred eighty (180) days’ prior written notice to the Service Provider.

Section 5.5 Effect of Termination. Upon termination or expiration of this Agreement:

(a) The Service Provider shall cease providing Management Services and shall cooperate with BMNR in transitioning such responsibilities to BMNR or its designee;

(b) The Service Provider shall promptly return to the Company all Confidential Information, books, records, documents, and other property of the Company and Company Subsidiaries in its possession or control;

(c) Any accrued but unpaid Revenue Participation Fee through the effective date of termination shall be calculated and paid within forty-five (45) days following such effective date, except to the extent that the treatment of the Revenue Participation Fee following termination is otherwise expressly governed by Section 5.6; and

(d) Notwithstanding any termination or expiration of this Agreement, the Service Provider’s 2.00% membership interest in the Company, as reflected on Schedule A to the Operating Agreement, shall be irrevocable and shall continue in perpetuity unless earlier sold or assigned by the Service Provider in accordance with the Operating Agreement. Such membership interest shall not be subject to forfeiture, clawback, or revocation and shall continue to be governed by the Operating Agreement.

Section 5.5 Survival. The provisions of Article I, Section 5.4, Section 5.6, Article VI, Article VII, Article VIII, and Article IX shall survive the termination or expiration of this Agreement.

Section 5.6 Early Termination by BMNR; Revenue Participation Election. In the event that BMNR terminates this Agreement prior to the expiration of the Initial Term (or any Renewal Term, if applicable) for any reason other than a termination for cause pursuant to Section 5.2 based on the Service Provider’s breach, insolvency, or fraud, gross negligence, or willful misconduct, the Service Provider shall be entitled to elect, in its sole discretion, one of the following options by providing written notice to BMNR within thirty (30) days following the effective date of such termination:

(a) Continued Revenue Participation. The Service Provider may elect to continue receiving the Revenue Participation Fee for the remainder of the Initial Term (or Renewal Term, as applicable), calculated and paid on a monthly basis, within thirty (30) days following the end of each calendar month, notwithstanding the termination of the Service Provider’s obligation to provide Management Services; or

(b) Lump Sum Payment. The Service Provider may elect to receive a lump sum payment from BMNR, payable within thirty (30) days following the effective date of termination, in an amount equal to eighty-five percent (85%) of the product of: (i) the highest monthly Revenue Participation Fee amount that was payable to the Service Provider during the twelve (12) month period immediately preceding such termination (or, if less than twelve (12) months have elapsed since the Effective Date, the highest monthly amount during such shorter period); multiplied by (ii) the number of months remaining in the Initial Term (or Renewal Term, as applicable) at the time of termination, with any partial month rounded up to the nearest whole month.

(c) If the Service Provider fails to provide written notice of an election within such thirty (30) day period, the Service Provider shall be deemed to have elected the Continued Revenue Participation option set forth in clause (a) above; provided, however, that the Service Provider may subsequently elect for payment of a lump sum as set forth in Section 5.6(b), which shall be calculated only for the period remaining to the end of the Initial Term from the date of such subsequent election. For the avoidance of doubt, this Section 5.6 shall not apply to any termination of this Agreement by the Service Provider or to any termination by BMNR for cause based on the Service Provider’s fraud, gross negligence, or willful misconduct pursuant to Section 5.2.

ARTICLE VI — CONFIDENTIALITY

Section 6.1 Confidentiality Obligations. Each Party agrees that it shall: (a) maintain the confidentiality of all Confidential Information of the other Party; (b) not disclose any Confidential Information to any third party without the prior written consent of the disclosing Party, except as required by law or legal process; and (c) use the Confidential Information solely for the purposes of performing its obligations or exercising its rights under this Agreement.

Section 6.2 Permitted Disclosures. Notwithstanding Section 6.1, a Party may disclose Confidential Information to its Affiliates, officers, directors, employees, agents, advisors, and representatives who have a need to know such information for purposes of this Agreement and who are bound by confidentiality obligations no less protective than those set forth herein.

Section 6.3 Required Disclosure. If a Party is required by applicable law, regulation, or legal process to disclose any Confidential Information, such Party shall, to the extent legally permitted, provide prompt written notice to the other Party so that such Party may seek a protective order or other appropriate remedy.

ARTICLE VII — INTELLECTUAL PROPERTY

Section 7.1 Retention of Existing Intellectual Property. Each Party shall retain all right, title, and interest in and to any intellectual property owned or controlled by such Party as of the Effective Date or developed or acquired by such Party independently of this Agreement (collectively, “Pre-Existing IP”). Nothing in this Agreement shall be construed to transfer or assign any ownership interest in a Party’s Pre-Existing IP to the other Party.

Section 7.2 Intellectual Property Developed for the Company. Any intellectual property that is developed, created, or conceived by or on behalf of the Service Provider specifically for the Company or any Company Subsidiary in connection with the performance of the Management Services under this Agreement shall be the sole and exclusive property of the Company, unless otherwise agreed by the Parties in writing. The Service Provider hereby assigns, and agrees to assign, to the Company all right, title, and interest in and to any such intellectual property, and shall execute such documents and take such actions as may be reasonably necessary to effectuate such assignment.

ARTICLE VIII — INDEMNIFICATION

Section 8.1 Indemnification by Service Provider. The Service Provider shall indemnify, defend, and hold harmless BMNR, the Company, and their respective members, managers, officers, directors, employees, and agents from and against any and all losses, liabilities, damages, claims, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to: (a) the gross negligence, fraud, or willful misconduct of the Service Provider in connection with the performance of the Management Services; or (b) any material breach by the Service Provider of its representations, warranties, or obligations under this Agreement.

Section 8.2 Indemnification by BMNR. BMNR shall indemnify, defend, and hold harmless the Service Provider and its members, managers, officers, directors, employees, and agents from and against any and all losses, liabilities, damages, claims, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to: (a) the gross negligence, fraud, or willful misconduct of BMNR in connection with this Agreement; or (b) any material breach by BMNR of its representations, warranties, or obligations under this Agreement.

Section 8.3 Limitation of Liability. Except with respect to claims arising from a Party’s gross negligence, fraud, willful misconduct, or breach of confidentiality obligations, in no event shall either Party be liable to the other Party for any indirect, incidental, consequential, special, punitive, or exemplary damages, including lost profits, loss of revenue, or loss of business opportunity, arising out of or in connection with this Agreement, regardless of whether such damages were foreseeable or whether such Party was advised of the possibility of such damages.

ARTICLE IX — MISCELLANEOUS

Section 9.1 Notices. All notices, demands, waivers, and other communications required or permitted by this Agreement shall be in writing and shall be deemed given when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by email with confirmation of transmission; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested. Notices shall be addressed as follows:

If to BMNR:

BMNR Subsidiary One, LLC

c/o Bitmine Immersion Technologies, Inc.

800 Connecticut Avenue

Norwalk, Connecticut 06854

Attention: Chi Tsang

Email: [***]

If to the Service Provider:

Ethereum Tower LLC

[***]

[***]

[***]

Attention: [***]

Email: [***]

Section 9.2 Amendments. This Agreement may be amended, modified, or supplemented only by a written instrument signed by both Parties.

Section 9.3 Assignment. Neither Party may assign or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, except that BMNR may assign this Agreement to any successor Manager appointed in accordance with the Operating Agreement.

Section 9.4 Entire Agreement. This Agreement, together with Schedule A hereto and the Operating Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, between the Parties relating to such subject matter.

Section 9.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 9.7 Dispute Resolution. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or validity thereof, shall be resolved by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be Wilmington, Delaware.

Section 9.8 Waiver. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver of such provision or the right to enforce it at a later time.

Section 9.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Section 9.10 Third-Party Beneficiaries. Except for the indemnified parties expressly identified in Article VIII, this Agreement is not intended to confer any rights or remedies upon any Person other than the Parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

BMNR SUBSIDIARY ONE, LLC,

By: Bitmine Immersion Technologies Inc., its sole member

By:	/s/ Chi Tsang
Name:	Chi Tsang
Title:	Chief Executive Officer

ETHEREUM TOWER LLC

By:	/s/ Xuan Yong
Name:	Xuan Yong
Title:	Authorized Signatory